Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 28, 2023 relating to the consolidated financial statements appearing in the Annual Report on Form 20-F of Caravelle International Group for the year ended October 31, 2022.

/s/ Marcum Asia CPAs LLP

New York, New York

September 19, 2025